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# MANUAL FOR THE MANAGEMENT OF INFORMATION OF INTEREST TO THE MARKET

SOCIEDAD QUÍMICA Y MINERA DE CHILE S.A.

JUNE 2021

CONTENTS

## I. Introduction.

The Commission for Financial Markets *(La Comisión para el Mercado Financiero* or the "CMF") has requested that issuers of public securities issue and maintain a "Manual for the Management of Information of Interest to the Market" available for investors and other pertinent persons (the "Manual"), in order to allow public securities issuers to establish internal policies and regulations in regard to the type of information that they can make available to investors and other pertinent persons and to the systems they shall implement to guarantee that said information be disclosed in a timely manner.

Sociedad Química y Minera de Chile S.A. ("SQM" or the "Company") is an issuer of public securities and has prepared this manual for the aforementioned purposes (the "Manaul") and has made the latter available to investors and other pertinent persons on its website www.sqm.com and at its offices located at El Trovador No. 4285, 6th floor, Las Condes District, Santiago de Chile.

## II. Complementary Regulations.

The pertinent provisions of CMF General Rule No. 30, 230 ("NCG 230"), CMF General Rule No. 269 ("NCG 269"), CMF General Rule No. 270 ("NCG 270"), Law No. 18,045 on the Securities Market (the "Securities Law"), Law No. 18,046 on Corporations (the "Corporations Law"), among others, are documents that complement the information provided in this Manual. The reading and analysis of said provisions are essential for adequately understanding and applying this Manual.

## III. Definitions.

*Essential information*: Article 9 of the Securities Law indicates that "...essential information is understood as that which a judicious person would consider important for his investment decisions." NCG 230 complements the previous definition and adds that the qualification as essential information or fact must include, among others, the events that are capable of significantly affecting (i) the Company's assets and obligations, (ii) the performance of the Company's business, and (iii) the Company's financial situation.

*Reserved information*: Reserved information is understood as the facts or information that refer to pending negotiations which, upon becoming known, could harm the interests of the company and which the Board has qualified as reserved, according to Article 10 of the Securities Law.

*Information of interest*: Information of interest shall be understood as all information that is made public by the Company and that, without having the status of essential information or fact, is useful for an adequate analysis of the economic or financial situation of the Company, of its securities, or of the offer of the latter.

*Confidential information*: Confidential information is understood as all that information relating to SQM that is not of public domain and is subject to the obligation of reserve or confidentiality or which belongs to SQM and the Company is not interested in its diffusion or disclosure. Said obligation may be based on the law, administrative regulations,

contractual regulations, habitual business behavior, or other applicable provisions or situations.

*SQM Securities*: Those publicly-offered securities issued by the Company and its subsidiaries, as well as the securities whose price or result depend on or is conditioned by, entirely or in a significant portion, the variation or evolution of the price of securities issued by the Company or its subsidiaries.

*Stock Exchanges*: Collectively, the Santiago Bolsa de Valores S.A. Stock Exchange, the Bolsa Electrónica de Chile Bolsa de Valores S.A. Electronic Stock Exchange and any other Stock Exchange where the SQM´s securities are traded.

## IV. Body Responsible for Establishing the Provisions of the Manual.

The Board of Directors is the body responsible for issuing, modifying, and deleting regulations from this Manual.

## V. Body Responsible for Ensuring Compliance with the Manual.

The Disclosure Committee is SQM's body in charge of ensuring the execution of and compliance with the provisions of this Manual. The members of the Disclosure Committee are the Company's Chief Executive Officer, Chief Financial Officer, General Counsel, and the Risk Management and Compliance Officer.

## VI. Recipients of the Manual.

This Manual is essentially directed to (a) the Directors of SQM, (b) the Senior Executives and Managers of SQM, and (c) the other employees of SQM who, due to the nature of their functions or their participation in certain processes, have access to essential information, reserved information, confidential information, or information of interest (all of the above, the "Recipients of the Manual"). In general, SQM's employees in the Finance department (*Vicepresidencia de Finanzas*) and/or in the internal categories of "*Rol Ejecutivo*" or "*Rol Supervisor*" may meet the requirements to be considered as Recipients of the Manual.

The rules and regulations contained in this Manual are mandatory for the Recipients of the Manual. Violations of the provisions of this Manual are the responsibility of the party or parties committing such violations, and not of the Company. Such parties may be subject to sanctions of a civil, administrative or penal nature, regardless of, or in addition to, the sanctions contemplated in the following provisions.

## VII. SQM Securities Transactions and Holdings by Recipients of the Manual.

1. Criteria Applicable to SQM Securities Transactions and Holdings by Recipients of the Manual.

   The Manual applies to transactions and holdings of SQM Securities by the Recipients of the Manual, either directly or indirectly through entities that are controlled by the Recipients of the Manual, including transactions that are carried

out by third parties. This, moreover, notwithstanding the application to said Recipients of the Manual, of the pertinent regulations of the Securities Law, the Corporations Law, and the rules and regulations of the CMF and the United States Securities and Exchange Commission (the "SEC") in regard to the obligation or prohibition of disclosing said information or any other information related to SQM Securities.

2. Policies Regarding SQM Securities Transactions and Blackout Periods.

The Recipients of the Manual may carry out transactions with SQM Securities which they deem necessary, to the extent that they comply, for this purpose, with the provisions of this Manual, of the Securities Law, and of the rules and regulations of the CMF and the SEC.

Notwithstanding the above, the Recipients of the Manual must abstain from carrying out, directly or indirectly, transactions involving SQM Securities during the following black-out periods:

(a) Recipients of the Manual must abstain from carrying out transactions with SQM Securities within the 30 days prior to the disclosure with the CMF of the quarterly or annual financial statements of the Company and until the first full trading day following such filing. The dates on which the Company plans to file its quarterly or annual financial statements are published on the Company's website, www.sqm.com, in the Investor Relations section and on the platform provided by the CMF, at least 30 days prior to said disclosure . The Investor Relations department of the Company will promptly inform the Recipients of the Manual about the beginning and end of a period of prohibition under this letter (a).

(b) Recipients of the Manual who are aware of an essential fact must abstain from performing transactions with SQM Securities from the time they become aware of such essential fact until the end of the first full trading day following disclosure of such essential fact to the CMF and the market in general.

(c) Recipients of the Manual who are in possession of reserved information must abstain from performing transactions with SQM Securities, from the time they receive all or part of the reserved information until the end of the first full trading day following disclosure of such information to the CMF and the market in general.

The exercise of share subscription options granted pursuant to the Corporations Law, within the framework of compensation plans for the Company's workers and executives, and which must be carried out in specific periods, are exempt from the aforementioned blackout periods. Preemptive rights subscriptions of Company shares that must be performed during a specific period are also exempt from the blackout period.

The Recipients of the Manual shall incur in non-compliance of their obligations when they carry out a transaction with SQM Securities in contravention of the foregoing. The Disclosure Committee shall determine the seriousness of said non-compliance and the applicable sanctions for the latter and, this, however, without prejudice to the other sanctions that must also be applied in conformance with common legislation and with the pertinent regulations of the Securities Law, the Corporations Law, and the rules and regulations of the CMF.

3. Disclosure of SQM Securities Holdings.

SQM discloses holdings of SQM shares by its Directors and Senior Executives in its annual report, in accordance with CMF requirements, and in its annual report on Form 20-F, in accordance with SEC requirements.

VIII. Mandatory Reporting of SQM Securities Transactions.

1. Disclosure of SQM Securities Transactions by Recipients of the Manual.

The Recipients of the Manual must inform the Disclosure Committee immediately after carrying out any transactions with SQM Securities, either directly or indirectly. They shall be excluded from said obligation of informing the variations of positions in SQM Securities when they hold such securities through the investment in funds monitored by the CMF or by the Superintendency of Pensions.

In order to inform such transactions, the Recipients of the Manual must provide the information required in Appendix I to NCG 269 and send it, by e-mail, to the Disclosure Committee.

The reporting obligation contained in this Manual is in addition to the obligation for the Recipients of the Manual to inform the CMF and the Stock Exchanges any transactions with SQM Securities, either directly or indirectly, as described in sections VIII. 2. and 3. below.

2. SQM Securities Transactions Disclosure Required by Article 12 of the Securities Law and NCG 269.

In accordance with Article 12 of the Securities Law and NCG 269, the persons (i) who directly or indirectly hold 10% or more of SQM's subscribed capital or (ii) who, due to the acquisition of shares, directly or indirectly reach said percentage or (iii) who hold the positions of Directors, Liquidators, Senior Executives, Administrators, and Managers of SQM, whatever the number of SQM shares they hold directly or indirectly or (iv) who, acting alone or with others with whom they have a joint action agreement, may appoint at least one SQM Director, must inform the CMF and the Stock Exchanges about all acquisitions or disposals they carry out of SQM Securities or contracts whose price depends, in a significant portion, on the variation or evolution of the price of SQM shares. Said persons, in regard to themselves or to those other persons identified in NCG 269, must send the respective notification no later than the day following the operation by the technological means determined by the CMF –SEIL module– and using, if applicable, the information described in Appendix 1 or Appendix 2 to NCG 269. A copy of said notification and of the corresponding Appendix shall also be sent on the same day, in writing, to the Stock Exchanges.

For such purposes, the Recipients of the Manual who do not have an access code to the aforementioned module must request one from their stock brokers or from SQM's Risk Management and Compliance Officer. The Recipients of the Manual are responsible for promptly requesting their access codes for informing the CMF and the Stock Exchanges of their transactions with SQM Securities.

SQM's Directors and Senior Executives are also reminded that they must comply with Article 17 of the Securities Law and the General Rule No. 277 of the CMF, which require them to inform the Stock Exchanges on which the securities of the Company or entities that make up its business group are traded, of their position in

securities of such entities at the time they assume the position or leave it. In case said securities position is modified significantly, they must report such situation to the Stock Exchanges. All of the above must be performed within a period of 3 working days.

Finally, pursuant to the provisions of Article 18 of the Securities Law, SQM's Directors and Senior Executives must submit a confidential monthly report to the Board of Directors of SQM within the first five days of each month on their position in securities of the entity's most relevant suppliers, clients and competitors, including such securities they possess through directly controlled entities or through third parties.

3. <u>SQM Securities Transactions Disclosure Required by Article 20 of the Securities Law.</u>

In order to facilitate SQM's compliance with Article 20 of the Securities Law, the persons related to SQM –as identified in Article 100 and other pertinent articles of the Securities Law– must inform SQM of all transactions of SQM shares that they carry out, before the close of business on the day on which the transaction is carried out.

The reporting obligation shall be understood as fulfilled when said persons send the information required by Appendix 1 or Appendix 2 to NCG 269 to the Depósito Central de Valores S.A. as Administrator of SQM's Shareholders Registry, at the e-mail: atencionemisores@dcv.cl and also, simultaneously, with a copy to SQM at the e-mail: ir@sqm.com.

The Depósito Central de Valores S.A. shall resend the information received to the CMF- by means of the SEIL module- and to the Stock Exchanges, in writing, no later than the day following the day on which the information is received.

## IX. Qualification, Safeguarding, and Disclosure of Information.

1. Essential information.

Body in charge of qualifying the information as essential and disclosing such information.

The Board of Directors is in charge of qualifying and disclosing to the market in general essential information about the Company, its business, its securities, and its securities offerings, through the procedure provided in NCG 230. Notwithstanding the above, the Board of Directors may authorize one or more Directors or the CEO of the Company to qualify and disclose essential information. The essential facts shall be informed to the CMF –through the SEIL module– and to the Stock Exchanges– in writing– as soon as possible after they take place or they become known by SQM.

2. Reserved Information.

(a) Body in charge of qualifying the information as reserved.

The Board of Directors, with the approval of three fourths of its current members, may grant the status of reserved to the aforementioned information or facts and subsequently notify them, as such, to the CMF in conformance with that set forth for this purpose in the NCG 230.

(b) Registry.

The Securities Law indicates that the Company must notify the CMF of reserved facts the day following their adoption and by the technological means indicated by the CMF. Likewise, NCG 30 sets forth that the reserved information or fact must be inserted into an annexed book on "reserved agreements" and signed by the directors who have attended the Board of Directors Meeting at which it was decided to grant the status of reserved to the agreement.

(c) Access to reserved information.

The Board of Directors, for all applicable legal, contractual, and disciplinary effects, shall maintain a "list" of persons who have access to reserved essential information pertaining to SQM and shall expressly indicate to them the mandatory nature of reserve and confidentiality which they must maintain in regard to said information. SQM shall advise such individuals of their inclusion in such list prior to notifying the CMF.

(d) Duty of reserve.

The persons who, due to their position, post, activity, or relation could have access to the Company's reserved information should maintain the latter in the most absolute reserve and confidentiality and may not disclose it, entirely or partially, by any means, without the Company's prior written consent. In addition, said information may not be used for any purpose other than that related with the operation to which the reserved information refers.

(e) Termination of reserved status.

Once the reasons that justify qualifying the information as "reserved" no longer apply, the Company shall notify the CMF and, where applicable, the Company shall also notify the market in general. The disclosure of such information should be carried out in accordance with the procedure established in NCG 30.

3. Information of interest.

(a) Body in charge of qualifying the information of interest.

The Board of Directors or CEO shall qualify the information of interest and will request its publication and disclosure to the market in general in the manner established in this Manual.

(b) Ongoing disclosure of information of interest.

SQM, in conformance with that set forth in NCG 30, shall disclose all information that has been qualified as information of interest to the market in general. For these purposes, the disclosure shall be understood as carried out when it has been published on the Company's website: www.sqm.com. Information of interest is also filed with the CMF, the SEC on Form 6-K, and the Stock Exchanges, as well as other pertinent persons, as necessary.

In addition, SQM will disclose the following information of interest on an annual basis: (i) the Annual Report required by the CMF and (ii) the Annual Report on Form 20-F required by the SEC. SQM will disclose the following information of interest on a quarterly basis: (i) the financial statements, (ii) the press release which summarizes the information provided in the financial statements, and (iii) the audio of the webcast-conference which explains the quarterly financial results, as well as a summary of such webcast-conference.

4. Confidential Information.

(a) Safekeeping mechanisms.

The persons who, due to their position, post, activity, or relationship, may have access to confidential information pertaining to SQM must maintain such confidential information in the strictest reserve and confidentiality and may not disclose it, entirely or partially, by any means, without SQM's prior written authorization. The aforementioned persons, with the Company's authorization, may deliver said information, in whole or in part, to certain third parties who require this information in order to perform certain work for the Company's benefit. However, the delivery of such information must be subject to the compliance of confidentiality agreements or clauses. Said information may not be used for any purpose other than the one related to the operation to which the confidential information refers.

SQM's Senior Executives and other employees with positions of responsibility have confidentiality clauses in their respective work contracts. In addition, SQM's Code of Ethics contains principles and regulations regarding the confidentiality of SQM's activities.

(b) Internal information communication procedures.

The Company's internal information is generally transmitted through electronic means which have adequate safeguarding and backup mechanisms. The persons who transmit SQM's internal information use said electronic means without altering the configuration established in the

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information. The physical transmission of the Company's internal information requires taking the necessary safeguards so that said transmission is realized adequately and especially so that it is only received by the corresponding recipients. Moreover, SQM processes its financial, productive and commercial information through the "SAP" accounting system. Said system keeps a registry and control of access to the information – at both the consulting and the processing level- through the assignation of user profiles.

(c) Duty of confidentiality.

The persons who, due to their position, post, activity, or relation could have access to the Company's confidential information should maintain the latter in the most absolute reserve and confidentiality and may not disclose it, entirely or partially, by any means, without the Company's prior written consent. In addition, said information may not be used for any purpose other than that related with the operation to which the confidential information refers.

(d) Storage of confidential information.

The Disclosure Committee shall evaluate the need to adopt additional security measures for an adequate custody and filing of the Company's confidential information as necessary.

(e) Information referring to the legal, economic, and financial situation of the Company.

The Disclosure Committee must be previously informed about any disclosure of information related to SQM's legal, economic, and financial situation that is intended to be made to persons other than those who, due to their position, post, or activity in the Company must know said information. Thus, the Disclosure Committee shall adopt the corresponding measures for the diffusion of the information and its eventual communication to the market in general.

X. SQM's Official Spokespersons.

SQM's official spokespersons to the public, in general, and, especially, to the market and the media, are the Chairman of the Board, the CEO, the CFO and any person designated for such purposes by the Chairman of the Board or the CEO. Notwithstanding the above, the Company's Investor Relations and Communications departments facilitate the delivery of information which SQM must provide to certain persons and to the communities in which the Company operates. SQM discloses material information about SQM, including its financial information, corporate developments, products and other business matters, to the public through a variety of means, including its website, press releases, SEC filings, filings with the CMF, public conference calls and webcasts. SQM intends to use the Investor Relations section of its corporate website as a channel for the public distribution of material non-public information about SQM. SQM encourages investors, the media and

others interested in SQM to review the information it makes public on the "Investor Relations" section of the SQM website at http://ir.sqm.com as this information may be deemed to be material information. While the Company will use its best efforts to ensure that public disclosure of material information is only disclosed through these channels, it cannot guarantee that information deemed material by an individual will not be released via other channels.

The Disclosure Committee shall evaluate, case by case, the information to be disclosed to the public, as well as the format and timing of such disclosure.

The Company, in general, is not responsible for, and does not comment on, information related to it that appears in the media. The above, unless it involves information which, due to its content, may affect the transparency in the market or harm SQM's businesses or interests, in which case the Company shall make the corresponding statements.

## XI. Manual Disclosure and Training.

1. Disclosure.

An electronic copy of the Manual is provided to the Recipients of the Manual via e-mail. The Manual is also available to the general public on SQM's website, www.sqm.com, and to the Company's employees, on SQM's intranet site.

2. Training.

The Disclosure Committee shall coordinate training activities with the Recipients of the Manual in order to facilitate compliance with the provisions of the Manual.

## XII. Sanctions and Conflict Resolution.

Notwithstanding the sanctions and consequences applicable pursuant to the general legal regulations in force and in the respective employment contracts, the non-compliance of the regulations contained in this Manual shall be considered as a breach or infraction, which degree of seriousness shall be assessed and resolved by the Disclosure Committee. The latter, in turn, shall adopt the corresponding sanctions for this total or partial breach in compliance. Such sanctions may include one or more of the following: (i) a verbal or written warning, (ii) termination of employment contract, (iii) notification of the pertinent facts or events to the CMF, (iv) filing the applicable legal actions, complaints or claims in the competent courts, (v) adopting other punitive measures that it deems adequate in consideration of the seriousness of the breach or infraction, and (vi) a fine for the highest amount possible, taking into consideration the amount of the profit obtained or loss avoided as a result of a transaction involving SQM Securities, when the breach in compliance relates to such transaction.

Any questions or difficulties that arise in relation to the application, compliance, validity, or interpretation of the Manual should be directed to the Risk Management and Compliance Officer and will be resolved by the Disclosure Committee.

## XIII. Effective Period.

The Manual was approved by SQM's Board of Directors at its Meeting held on June 23, 2021 and entered into force as of July 1, 2021. The Manual, furthermore, shall fully and entirely replace and substitute any other similar Manual that SQM may have issued or published prior to the latter date. The Manual shall be maintained updated until it is totally or partially modified or revoked.